EXHIBIT 99.1

Ad hoc announcement pursuant to Art. 53 LR

Relief Therapeutics Holding SA and NRx Pharmaceuticals, Inc. Announce Execution of Definitive Settlement Agreements

Geneva, Switzerland and Radnor, Pennsylvania, November 14, 2022 – RELIEF THERAPEUTICS Holding SA (SIX: RLF, OTCQB: RLFTF, RLFTD) ("Relief"), and NRx Pharmaceuticals, Inc. (NASDAQ: NRXP) ("NRx Pharmaceuticals"), today announced that they have entered into definitive settlement agreements to resolve their pending litigation. As part of the settlement, at a closing to be held within the next 30 days, (i) NRx Pharmaceuticals will transfer to Relief all of the assets that it previously used in its aviptadil development program, including its regulatory filings, patent applications, clinical data, and the formulation of the aviptadil product it was previously developing, (ii) Relief will have the exclusive right and control going forward and the obligation to use commercially reasonable efforts to develop and commercialize an aviptadil product, (iii) Relief has agreed to use commercially reasonable efforts to continue the existing Right to Try Program for aviptadil in the United States for at least 2 years, (iv) Relief will pay NRx Pharmaceuticals milestone payments if it can successfully obtain commercial approval of an aviptadil product (whether for COVID-19 or any other indication), (v) Relief will pay NRx Pharmaceuticals royalties based on a percentage of future sales of an aviptadil product (whether for COVID-19 or any other indication), up to a maximum of $30 million in the aggregate, (vi) NRx Pharmaceuticals has agreed not to compete in the development of an aviptadil product in the future, and (vii) at the closing, Relief and NRx Pharmaceuticals will dismiss their pending litigation. There can be no assurances that Relief will be successful at commercializing the aviptadil product.

About Relief Therapeutics

Relief is a Swiss, commercial-stage, biopharmaceutical company focused on identification, development and commercialization of novel, patent protected products intended for the treatment of rare and ultra-rare diseases including metabolic disorders, pulmonary diseases, and connective tissue disorders. Relief’s diversified pipeline consists of assets that have the potential to effectively address significant unmet medical needs, including PKU GOLIKE®, engineered with the proprietary Physiomimic technology, which is the first prolonged-release amino acid product commercialized for the dietary management of phenylketonuria (“PKU”). Relief has a Collaboration and License Agreement with Acer Therapeutics for the worldwide development and commercialization of ACER-001 (sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including Urea Cycle Disorders (“UCDs”) and Maple Syrup Urine Disease (“MSUD”). Relief also continues to develop aviptadil for several rare pulmonary indications. Further, Relief is in clinical development for APR-TD011, a differentiated acid oxidizing solution of hypochlorous acid intended for the treatment of epidermolysis bullosa (“EB”), a group of rare, genetic, life-threatening connective tissue disorders; APR-TD011 has been granted Orphan Drug Designation by the FDA. Finally, Relief is commercializing several legacy products via licensing and distribution partners.

RELIEF THERAPEUTICS Holding SA is listed on the SIX Swiss Exchange under the symbol RLF and quoted in the U.S. on OTCQB under the symbols RLFTF and RLFTD. For more information, visit www.relieftherapeutics.com. Follow Relief on LinkedIn.

About NRx Pharmaceuticals

NRx Pharmaceuticals is a clinical-stage biopharmaceutical company developing therapeutics for the treatment of central nervous system disorders, specifically suicidal depression and post-traumatic stress disorder (PTSD). The company’s lead program NRX-101, an oral, fixed-dose combination of D-cycloserine and lurasidone, targets the brain’s NMDA receptor and is being investigated in a Phase 3 trial under a Food and Drug Administration ("FDA") Special Protocol Agreement and Breakthrough Therapy Designation in patients with bipolar depression and acute suicidal ideation, an indication for which the only approved treatment is electroshock therapy. NRx Pharmaceuticals has also initiated a Phase 2b clinical trial in patients with Sub-Acute Suicidality, potentially a substantially broader indication. The Breakthrough Therapy Designation and Special Protocol Agreement were awarded by the FDA based on the Company’s prior STABIL-B trial that demonstrated substantial improvement over available therapy in reducing depression and suicidality compared to placebo when patients were treated with NRX-101 after a single dose of ketamine.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether the parties can successfully close their settlement, and (ii) those factors described in Relief's and NRx Pharmaceuticals' reports to the Securities and Exchange Commission under the Securities Exchange Act of 1934 could adversely affect Relief and NRx, respectively. Copies of Relief's and NRx's filings with the SEC are available on the SEC EDGAR database at www.sec.gov. Relief and NRx do not undertake any obligation to update the information contained herein, which speaks only as of this date.

CONTACT:

RELIEF THERAPEUTICS Holding SA Jack Weinstein Chief Financial Officer and Treasurer contact@relieftherapeutics.com	NRX PHARMACEUTICALS, INC. Molly Cogan Sr. Director, Global Communications mcogan@nrxpharma.com

FOR MEDIA/INVESTOR INQUIRIES:

LifeSci Advisors	Stern Investor Relations
Irina Koffler	Suzanne Messer
ikoffler@lifesciadvisors.com	suzanne.messere@sternir.com
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